Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

RBC Financial Group	Dan Callahan, Media Relations
(612) 313-1234
Nabanita Merchant, Investor Relations
(416) 955-7803

NEW CENTURY FINANCIAL CORPORATION COMPLETES PURCHASE OF CERTAIN

ASSETS OF RBC MORTGAGE COMPANY

Irvine, Calif. and Toronto, Canada, September 6, 2005, New Century Financial Corporation (NYSE: NEW), a real estate investment trust and parent company of one of the nation’s premier full-service mortgage finance companies, announced today that Home123 Corporation, one of its wholly-owned subsidiaries, completed the purchase of certain assets of U.S.-based RBC Mortgage Company, a unit of Royal Bank of Canada (TSX, NYSE: RY), on September 2, 2005. The transaction was announced in May 2005.

While specific terms of the transaction were not disclosed, the cash purchase and integration costs represent less than 4 percent of New Century’s current market capitalization. New Century anticipates that this transaction will be accretive to its earnings within the next 12 months.

“We are very excited about integrating the acquired business into our operations and are pleased with how smoothly the transaction has been completed,” said Brad A. Morrice, Vice Chairman and Chief Operating Officer of New Century. “We are pleased that Jonathan Threadgill and his senior management team will be joining us at New Century. Their depth of experience in the prime and Alt-A business, and strong relationships with builders and realtors, will be important building blocks in achieving our strategic goal of becoming a full-service mortgage provider while delivering a stable and growing dividend and building retained earnings for future growth.”

“The U.S. remains strategically important to RBC’s long-term growth and we are focusing on growing all of our businesses across the country,” said Peter Armenio, Group Head U.S. and International for RBC Financial Group. In the U.S., RBC’s operations include RBC Centura, its

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U.S. banking platform based in the Southeasten U.S., RBC Dain Rauscher, its wealth management platform headquartered in Minneapolis, and a significant U.S. Capital Markets business, based in New York.

New Century acquired 143 branch offices and 5 processing centers from RBC and now employs approximately 7,500 Associates.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust (REIT) and one of the nation’s premier full-service mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

About RBC Financial Group

Royal Bank of Canada (TSX, NYSE: RY) uses the initials RBC as a prefix for its businesses and operating subsidiaries, which operate under the master brand name of RBC Financial Group. Royal Bank of Canada is Canada’s largest bank as measured by assets, and is one of North America’s leading diversified financial services companies. It provides personal and commercial banking, wealth management services, insurance, corporate and investment banking, and transaction processing services on a global basis. The company employs approximately 60,000 people who serve more than 12 million personal, business and public sector clients through offices in North America and some 30 countries around the world. For more information, please visit www.rbc.com.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and New Century and RBC intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) New Century’s expectation that the transaction will be accretive to its earnings within the next 12 months; (ii) New Century’s belief that Jonathan Threadgill and his senior management team’s experience in the prime and Alt-A business and strong relationships with builders and realtors will be important building blocks in achieving New Century’s strategic goal of becoming a full-service mortgage provider while delivering a stable and growing dividend and building retained earnings for future growth; and (iii) RBC’s expectation that the U.S. will remain strategically important to its long-term growth and that it will focus on growing all of its businesses across the country. New Century and RBC caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the mortgage sector; (iv) the stability of

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residential property values; and (v) the potential effect of new state or federal laws and regulations. Additional information on these and other factors is contained in the periodic filings of New Century and RBC with the Securities and Exchange Commission. New Century and RBC assume no obligation to update the forward-looking statements contained in this press release.

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